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                                  EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

         Employment Agreement, effective as of April 25, 2001, between InterSystems, Inc., a Delaware corporation (the "Company" or "Employer"), and Herbert M. Pearlman, an individual with an address at c/o Helm Capital Group, Inc., 537 Steamboat Road, Greenwich, CT 06830 ("Employee").

         WHEREAS, Employee is currently employed by the Company to serve as its Chairman of the Board;

         WHEREAS, Employee and the Company desire to modify Employee's role with the Company and concomitantly his employment arrangement;

         WHEREAS, the Company desires to employ, on the terms and subject to the conditions set forth herein, the Employee;

         WHEREAS, the Employee desires to be employed by the Company on the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1.       EMPLOYMENT:

         The Company hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth. Employee agrees that he has no employment or other severance rights of any kind or nature with the Company or its subsidiaries other than expressly provided in this Agreement and that any and all other employment agreements between the Company (or any of its subsidiaries) and him are hereby terminated and of no further force and effect. Employee hereby resigns as the Company's Chairman of the Board of Directors and from all other offices he currently holds with the Company or any of its subsidiaries effective as of the date hereof.

2.       TERM:

         Subject to the provisions of termination as hereinafter provided, the term of this Agreement shall begin on the date hereof and shall continue until December 31, 2009 (such time period, subject
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to earlier termination in accordance with the terms and provisions of this
Agreement, being referred to as the "Employment Period").

3.       COMPENSATION:

         For all Employee's services hereunder the Company shall pay to Employee or for Employee's benefit the following amounts:

         A. An annual salary (the "Base Salary") that shall be at the per annum rate of $60,000 for each calendar year during the Employment Period;

         B. An allowance for the office expenses (the "Office Expense Allowance") of Employee at the following per annum rates: $36,000 during calendar year 2001; $30,600 during calendar year 2002; $25,200 during calendar year 2003; $19,800 during calendar year 2004; and $15,000 during 2005 and for each calendar year thereafter during the Employment Period.

         C. An allowance to be applied to the premiums on a life insurance policy or policies insuring Employee's life and payable to such beneficiaries as he shall from time to time direct (the "Insurance Allowance"; the Base Salary, the Office Expense Allowance, the Insurance Allowance, and the "Health Coverage Amount" (defined below) are collectively referred to as the "Employment Compensation"), such Insurance Allowance to be payable at the following per annum rates:
         $40,177 during calendar year 2001 (which amount is the total annual sum currently being paid by the Company with respect to life insurance insuring Employee's life and payable to his beneficiaries); $34,150 during calendar year 2002; $28,123 during calendar year 2003; $22,096 during calendar year 2004; and $16,069 during calendar year 2005. Notwithstanding anything to the contrary contained in this Agreement, no Insurance Allowance shall be payable for any portion of the Employment Period after 2005.

         The Base Salary shall be payable in equal installments in conformity with the regular payroll policy of the Company. The Office Expense Allowance shall be payable by the Company to Employee, or as Employee otherwise directs, in equal monthly installments during the Employment Period, with each such installment payable on the first day of each calendar month during such period. The Insurance Allowance shall be paid in installments by the Company directly to the insurer on the policies described on Schedule A, for so long (during the Employment Period and prior to December 31, 2005) as such policies are still in effect. Installments of the Insurance Allowance (each, an "Insurance Allowance Installment") shall be paid at such times as the premium installments ("Premium Installments") on such policies are due and payable to the insurer, and each installment of the Insurance Allowance that is being paid with each premium installment shall be deemed to equal the product of (i) the amount of the total Insurance Allowance for the year in which such premium installment is being paid, multiplied by (ii) a fraction the numerator of which is the premium


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installment being paid and the denominator of which is the total premium installments due for all such life insurance policies set forth on Schedule A for the year. For so long as the Company is required to pay the Insurance Allowance, the Company agrees to timely pay the entire amount of the Premium Installments described on Schedule A when due, and Employee agrees to reimburse the Company, within 30 days of the date each such Premium Installment is due, for that portion of the Premium Installment which is in excess of the Insurance Allowance Installment which is due at the same time as such Premium Installment. In addition to other remedies the Company may have at law, in equity or pursuant to this Agreement, the Company will be entitled to offset the amount of any reimbursement that Employee fails to pay hereunder against future installment payments by the Company of Employment Compensation. If the Employment Period commences or terminates during any calendar year, the per annum Base Salary, Office Expense Allowance and Insurance Allowance set forth herein shall be reduced proportionately based upon the actual number of days of the Employment Period during such year.

4.       DUTIES:

         Employee shall advise the Company regarding the management, administration, business and financial condition of the Company (including, without limitation, regarding (i) potential acquisitions and divestitures, (ii) investments of the Company in other business entities and (iii) management personnel employed by the Company). Employee shall report to the Chairman of the Board of the Company.

         It is understood and agreed that Employee has other business investments with respect to which he participates in the management, and that accordingly, there is no obligation for Employee to devote all, or any specific portion, of his business related time to his duties hereunder, and that Employee will devote such amount of time as he reasonably deems necessary for the performance of his duties. Unless the Company and Employee otherwise agree, Employee shall perform his duties hereunder from an office located in the New York City Metropolitan area (including, without limitation, Westchester County, New York or Greenwich, Connecticut) and/or in Palm Beach, Florida, such location to be determined in Employee's discretion.

5.       INTENTIONALLY BLANK

6.       INTENTIONALLY BLANK

7.       FRINGE BENEFITS:

         If Employee or Employee's spouse does not otherwise have any health insurance that includes in its coverage reimbursement for, or payment of, the costs of prescribed drugs (including, without limitation, being covered under (x) a health insurance plan or policy personally maintained by them,


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(y) a health insurance plan or policy maintained by any other enterprise or association, or (z) medicare or medicaid or any other similar governmental program now or hereafter in existence), at any time from and after the date hereof, then upon notice from Employee or his spouse, the Company shall, within 30 days of its receipt of such notice, include the Employee and his spouse under its group health insurance plan for so long as the Employee and his spouse lack such other coverage (the period of time during which the Company is obligated to maintain such coverage is referred to as the "Coverage Period;" and the amount paid by the Company to include Employee or his spouse in its health insurance plan is referred to as the "Health Coverage Amount"). Notwithstanding the foregoing or anything else to the contrary contained herein: (i) the Company shall have no obligation to cover the Employee or his spouse during all or any portion of the Coverage Period that the Company does not have a group health insurance plan or the Employee or his spouse is not eligible to be included and covered by the plan then in effect ; (ii) in the event that the health insurance premiums to maintain the Company's then current health insurance plan and coverage increase by more than 5% per employee as a result of Employee or his spouse being covered thereunder, then any such increase shall be offset against the Employment Compensation otherwise payable to Employee hereunder; and (iii) the obligations to pay the Health Coverage Amount during the Coverage Period, subject to the terms and conditions contained herein, shall survive the termination of the Employment Period or the termination of this Agreement; provided, however, that in any event the Company shall not be obligated to pay more than $15,000 per year for such health insurance coverage whether during or after the Employment Period; provided, further, however, that all obligations of the Company under this paragraph shall immediately cease upon any termination of the Employment Period pursuant to Section 10 (c)

         In addition to being entitled to health insurance coverage, subject to the terms and conditions contained in the immediately preceding paragraph, Employee shall be entitled to participate on the same basis, and subject to the same qualifications as other employees of the Company (other than those benefits provided under or pursuant to separate individual employment agreements or arrangements), in any pension, profit sharing, insurance, stock purchase, savings, and other fringe benefit plans in effect from time to time with respect to all employees of the Company (the "Fringe Benefits"). Employee's Base salary shall constitute the compensation on the basis of which the amount of Employee's benefits under any such plan shall be fixed and determined.

8.        DIRECTORS AND OFFICERS LIABILITY INSURANCE:

         The Company agrees that, until at least December 31, 2004, Employee shall continue to be covered by the Company's directors and officers liability insurance policies (the "Current D&O Policy") to the extent he would otherwise be eligible for such coverage under such policies prior to the date hereof. In the event that the Current D&O Policy is canceled or terminated by the insurer, or it otherwise expires, then, upon notice of such impending cancellation or termination, or upon such expiration, the Company agrees to immediately obtain a replacement or renewal policy with


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substantially similar terms as the Current D&O Policy to insure that Employee will continue to be covered to the same extent as if the Current D&O Policy had not been canceled or terminated; provided, however, that the cost to the Company of obtaining such replacement or renewal policy is not materially increased from the Current D&O Policy.

9.        EXPENSES:

         The Employee shall be entitled to reimbursement, upon presentation (in accordance with then effective Company policies) of a voucher, with accompanying receipts, indicating the amount and purpose, for reasonable expenses incurred on behalf of the Company.

10.     TERMINATION:

         (a) Death: If Employee dies during the Employment Period, the Company shall pay to Employee's designated beneficiary (or, in the event for the death of or failure to designate a beneficiary, Employee's personal representative), or otherwise for Employee's benefit as provided herein, one hundred (100%) of his Employment Compensation for the period prior to death and the lesser of (i) his Base Salary for a period of two years after termination, or (ii) his Base Salary for the duration of the Employment Period without giving effect to the termination pursuant to this Section 10(a). Such amount shall be payable in such installments as the Base Salary would otherwise have been payable pursuant to this Agreement if the Employment Period had not been terminated hereunder. Employee shall not be entitled to be paid any amount of Employment Compensation with respect to the period after termination, other than as expressly set forth in the immediately preceding clause (i) or (ii). The last day of the Employment Period shall be deemed to be the date of death. Other than as expressly set forth in Section 3, the Company shall have no obligation whatsoever to cover Employee under any life insurance plan or policy.

         (b) Disability. If Employee suffers a "Disability" (as hereinafter defined) and as a result is unable to perform substantially and continuously his duties under this Agreement for a period of 120 consecutive days, the Company shall have the right to terminate Employee's employment hereunder, effective thirty (30) days after notice in writing to Employee. The Employment Period shall be deemed to have terminated on the effective date of the termination of Employee's employment. If the Company shall terminate this Agreement as a result of Employee's Disability, the Company shall pay to Employee, or for Employee's benefit, one hundred (100%) percent of his Employment Compensation for the Employment Period prior to such termination, and the lesser of (i) his Employment Compensation (without the Office Expense Allowance) for a period of two years after termination, or (ii) his Employment Compensation (without the Office Expense Allowance) for the duration of the Employment Period without giving effect to the termination pursuant to this Section 10(b). Such amount shall be payable at the same time (and to such persons or entities) as said compensation would otherwise have been payable under this Agreement if the Employment Period


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had not been terminated hereunder. Employee shall not be entitled to be paid any amount of Employment Compensation with respect to the period after termination, other than as expressly set forth in the immediately preceding clause (i) or
(ii). For purposes of this Agreement, "Disability" shall mean the mental or physical inability of the Employee to materially perform his duties under this Agreement. The Company shall have no obligation whatsoever to cover Employee under any disability insurance policy or plan.

         (c) Termination for Employee's Breach. The Company shall have the right to terminate Employee's employment hereunder if Employee materially violates his obligations under this Agreement and such violation continues after having received written notice of such violation and 30 days to cure such violation to the satisfaction of the Company. The Company may immediately terminate Employee's employment hereunder (i) upon the Company's determination that there has been a defalcation of the Company's funds by Employee, (ii) upon conviction of Employee on a felony charge, (iii) upon Employee's commission of an act of moral turpitude which is in some manner related to the business of the Company,
(iv) upon the Company's determination that Employee has continued to have unauthorized discussions of the Company's business activities, or continued to improperly disclose trade secrets or confidential information concerning the Company's business activities or proposed business activities, after having been provided with written notice from the Company with respect to unauthorized discussions or improper disclosure of trade secrets or confidential information,
(v) upon any breach whatsoever by Employee, Helm Capital Group, Inc. or Helm Ventures Inc. (collectively Helm Capital Group, Inc. and Helm Ventures Inc. are referred to as "Helm") (or any persons or entities to whom Employee or Helm transfer shares of capital stock or securities of the Company and who are required to be bound thereby) of that certain Stockholders Agreement, dated as of the date hereof, by and among Employee, David S. Lawi, Helm, Coast Capital Partners LLC. and the Company. The Employment Period shall be deemed to have ended on the effective date of the termination of Employee's employment hereunder.

11.     CUSTOMER LISTS AND TRADE SECRETS:

         From and after the date of this Agreement, including both during and after the Employment Period, Employee shall treat as the Company's confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the affairs of the Company. Without limiting the generality of the foregoing, such trade secrets shall include: the identity of the Company's customers, suppliers and prospective customers and suppliers; the identity of the Company's creditors and other sources of financing or potential sources of financing, the Company's estimating and costing procedures and the cost of gross prices charged by the Company for its products; the prices or other consideration charged to or required of the Company by any of its suppliers or potential suppliers; and the Company's sales and promotional policies. Employee shall not reveal said trade secrets to others except in the proper exercise of his duties and authorities for the Company, nor use his knowledge thereof in any way that would be detrimental to the interests of the Company, unless compelled to


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disclose such information by judicial or administrative process; provided, however, that the divulging or communication of information shall not be a breach of this Section 11 to the extent that such information was (a) previously known by the party to which it is provided or (b) already in the public domain, all through no fault of Employee. Employee shall also treat all information pertaining to the affairs of the Company's suppliers and customers and prospective customers and suppliers as confidential trade secrets of such customers and suppliers and prospective customers and suppliers.

12.     CERTAIN RESTRICTIONS:

         During the Employment Period and for a period of two years thereafter, Employee shall not (i) influence or attempt to influence any customer not to do business with the Company, (ii) induce, invite, solicit or attempt to induce, invite or solicit any person who shall have been an employee of the Company at the time of termination of the Employment Period or during any part of the period of one year prior to such date to leave the employment of the Company or to become interested in or in any way connected with a business similar to that of the Company, or employ or attempt to employ any such employee of the Company,
(iii) divert or attempt to divert any business from the Company, or (iv) interfere or attempt to interfere in any way with the Company's relationship with any such customers, employees or suppliers.

         In addition to any other restrictions on Employee's activities, Employee shall not, during the Employment Period, directly or indirectly, except with the written consent of Company, engage in any business (whether alone or as a consultant, officer, director, owner, employee, partner or other active or passive participant) with or for, be financially interested in, or represent or otherwise render assistance or services to any person or entity who or which competes or intends to compete, or who or which is affiliated (by reason of common control, ownership or otherwise) with any other person or entity who or which competes or intends to compete, directly or indirectly, with the business then conducted by the Company or any of its affiliates.

         Notwithstanding anything to the contrary contained in this Section 12 or otherwise in this Agreement, it is understood and agreed that (i) Employee invests from time to time in business opportunities that are presented to him and that his investment or other involvement in such businesses shall not be deemed a violation of the restrictions contained in this Section 12 so long as such other businesses are not in competition with the Company, and (ii) there shall be no obligation for Employee to present such other business opportunities to the Company.

13.     INJUNCTION:

         Notwithstanding any other provision of this Agreement, Employee acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of Sections 11 or 12, the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each


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such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, without posting bond or other security, and without prejudice to any other remedies that may be available at law or in equity.

         Employee acknowledges that the time period and other types of restrictions imposed by Sections 11 and 12 are reasonably required for the protection of Company. If any part or parts of Sections 11 or 12 shall be held to be unenforceable or invalid, then the remaining parts shall nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof. If any of the provisions of Sections 11 or 12 relating to the time period or other types of restrictions shall be deemed to exceed the maximum period of time or otherwise be deemed by a court of competent jurisdiction unenforceable, then the time and other types of restrictions shall, for purposes of Sections 11 and 12, be deemed to be the maximum time period and/or such restriction which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

         For purposes of Sections 11 and 12, the term "Company"shall include, in addition to InterSystems, Inc., a Delaware corporation ("InterSystems"), all of InterSystems' subsidiaries and affiliates.

         Notwithstanding anything to the contrary contained herein, the terms and provisions of Sections 11 and 12 and this Section 13 shall survive any termination of this Agreement or the end of the Employment Period.

14.     OPTIONS TO PURCHASE COMMON STOCK:

         Simultaneous herewith the Company shall issue to Employee 300,000 common stock purchase options, each entitling Employee to purchase one share of the Company's common stock, $.01 par value per share, at a price of $.50 per share, and expiring on December 31, 2009; each such option to be evidenced by, and subject to the terms and conditions contained in, an Option Agreement in the form annexed hereto as Exhibit A.

15.     MISCELLANEOUS PROVISIONS:

         (a) Notice and Communications. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of
(i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Paragraph prior to 5:00 p.m. (New York City time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified herein later that 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time)


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on such date, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, (iv) the fifth business day after being mailed by first class registered or certified mail, postage prepaid addressed in accordance with this Section 14 to the party to whom such notice is intended to be delivered or (v) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be a follows:

         If to the Company:         1011 Highway 71
                                    Spring Lake, New Jersey 07762
                                    Attention: Walter M. Craig, Jr., President
                                    Fax No. 732-282-1811

         If to Employee:            Herbert M. Pearlman
                                    537 Steamboat Road
                                    Greenwich, CT. 06830
                                    Fax No. 203-629-1961

         (b) Entire Agreement. It is understood and agreed by the parties hereto that this Agreement is entirely voluntary, and that all prior agreements and understandings between the parties with respect to the subject matter of this Agreement are superseded by this Agreement with respect to all periods from and after the effective date of this Agreement, and that this Agreement constitutes the entire understanding between the parties with respect to employment of the Employee by the Company from and after the effective date of this Agreement. Employee acknowledges that he has relied on no representations, oral or written, that are not set forth in this Agreement and that no representations have been made, other than those set forth in this Agreement. This Agreement may not be modified, amended, changed or discharged, except by a writing signed by the parties hereto and then only to the extent therein set forth.

         (c) Non-Delegation, Etc. Employee may not assign any of its rights or obligations under this Agreement.

         (d) Waiver. No waiver of any breach of this agreement or of any objection to any act or omission connected herewith shall be implied or claimed by any party, or be deemed to constitute a consent to any continuation of such breach, act or omission, unless in a writing signed by the party against whom enforcement of such waiver or consent is sought, and then only to the extent therein set forth.

         (e) Section Headings. The section headings of this agreement are solely for the purpose of convenience and shall neither be deemed a part of this agreement nor used in any interpretation thereof.


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         (f) Governing Law. This Agreement and the relationship of the parties shall be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to conflict of laws principles.

         (g) Severability. If any provision of this Agreement or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

         (h) Binding Effect. Subject to the restrictions on assignment contained in Section 14(c), this Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company's successors and assigns.

         (i) Arbitration. Any controversy or claim arising out of or relating to this Agreement and the subject matter addressed herein (or otherwise arising with respect to Employee's past, current or future employment relationship with the Company) shall be settled by arbitration before a single arbitrator and administered by the American Arbitration Association, located in Newark, New Jersey, in accordance with the rules thereof.

         (j) Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         IN WITNESS WHEREOF, the parties hereto execute this Agreement and intend to be hereby bound, effective as of the date first above written.

                                             INTERSYSTEMS, INC.



                                             By:
                                                Name:
                                                Title:


                                                Herbert M. Pearlman


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